AMENDMENT TO

AMENDED AND RESTATED GLOBAL CUSTODY AND FUND ACCOUNTING AGREEMENT

This AMENDMENT, is made and effective as of December 1, 2013 (the “Amendment”), to the AMENDED AND RESTATED GLOBAL CUSTODY AND FUND ACCOUNTING AGREEMENT, dated September 1, 2010 (the “Agreement”), as amended or supplemented from time to time, by and each trust listed on Schedule A thereto, severally and for each of its Funds listed on Schedule A attached thereto (each, a “Customer” or a “Fund”) with a place of business at 270 Park Avenue, New York, NY 10017; and JPMORGAN CHASE BANK, N.A. (the “Bank”) with a place of business at 270 Park Avenue, New York, NY 10017. For other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the Customers and the Bank hereby agree as follows:

1. Amendment. Schedules E and F of the Agreement are each hereby deleted in its entirety and replaced by Schedules E and F attached to this Amendment.

2. Integration/Effect of Amendment. This Amendment and any instruments and agreements delivered pursuant hereto constitute the entire agreement of the parties with respect to the subject matter hereof and thereof, and supersede all prior oral and written communications with respect to the subject matter hereof and thereof. Except as expressly provided herein, no other changes or modifications to the Agreement are intended or implied, and in all other respects the Agreement is hereby specifically ratified, restated and reaffirmed by all parties hereto. To the extent that any provision of the Agreement is inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.

3. Counterparts. This Amendment may be executed in any number of counterparts and any such counterpart shall be deemed an original, but all such counterparts shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the date set forth above.

Each Trust listed on Schedule A to the Agreement

By:
Name: Title:

JPMORGAN CHASE BANK, N.A.

By:
Name: Title:

SCHEDULE E

Money Market Services

The information in this Schedule E covering the following services for the Money Market Funds listed below:

•

Hourly Amortized Cost Net Asset Value Calculations. The Bank will produce hourly NAVs that are indicative of whether the Fund will maintain an NAV of a dollar per share. These NAV calculations will include any capital stock and/or portfolio trades entered into the fund accounting system, either electronically or manually, prior to the next calculated hourly NAV. The Bank will escalate any NAV difference against the tolerance threshold to the Funds’ administrator based on agreed upon tolerance limits. Any NAVs that break the tolerance threshold will be fully investigated and resolved. The hourly NAVs will only be distributed to the Funds’ Treasury Team.

•

Daily Net Asset Value Calculations. Calculate a daily market value NAV, or “shadow NAV”, using market vendor pricing. The NAV calculations will be validated against agreed upon tolerance thresholds and will be posted on the J.P. Morgan Funds’ website daily.

Funds covered by these services:

JPMorgan Trust I

JPMorgan 100% U.S. Treasury Securities Money Market Fund

JPMorgan California Municipal Money Market Fund

JPMorgan Federal Money Market Fund

JPMorgan New York Municipal Money Market Fund

JPMorgan Prime Money Market Fund

JPMorgan Tax Free Money Market Fund

JPMorgan Current Yield Money Market Fund

JPMorgan Trust II

JPMorgan Liquid Assets Money Market Fund

JPMorgan Michigan Municipal Money Market Fund

JPMorgan Municipal Money Market Fund

JPMorgan Ohio Municipal Money Market Fund

JPMorgan U.S. Government Money Market Fund

JPMorgan U.S. Treasury Plus Money Market Fund

Amended Schedule F to Global Custody and Fund Accounting Amendment

Amended Fee Schedule

Effective December 1, 2013

Custody

*All Fees in: U.S. Dollar

Safekeeping, Administration and Transaction Charges

Safekeeping and administration charges are applied to the market value of assets held at the end of the billing period. Transaction charges are applied to all securities transactions (including receives/delivers versus payment and free receives/delivers), effected during the billing period. Transaction prices below presume that the Bank receives valid instructions in an electronic format that enables straight-through processing (STP), when applicable; trade instructions that require manual input or repair will incur a surcharge as described below.

Country of Settlement	Safekeeping & Administration	Transactions (Buys/Sells, Receive/Deliver Free)
	Basis Point Fee	Fee per STP Transaction
Argentina	15.00	40.00
Australia	1.75	25.00
Austria	1.50	20.00
Bahrain	30.00	80.00
Bangladesh	30.00	80.00
Belgium	1.50	20.00
Bermuda	15.00	45.00
Botswana	30.00	80.00
Brazil	9.00	40.00
Bulgaria	30.00	75.00
Canada	1.75	15.00
Chile	16.00	45.00
China	16.00	45.00
Colombia	30.00	65.00
Croatia	20.00	45.00
Cyprus	20.00	75.00
Czech Republic	17.00	45.00
Denmark	1.50	25.00
Egypt	15.00	45.00
Estonia	25.00	65.00
Euro CDs	0.15	15.00
Euroclear	0.85	8.00
Finland	1.50	25.00
France	1.00	20.00
Germany	1.00	20.00
Ghana	25.00	80.00

Country of Settlement	Safekeeping & Administration	Transactions (Buys/Sells, Receive/Deliver Free)
	Basis Point Fee	Fee per STP Transaction
Greece	5.00	35.00
Hong Kong	2.00	35.00
Hungary	16.00	45.00
Iceland	20.00	60.00
India	12.00	45.00
Indonesia	10.00	45.00
Ireland	1.50	25.00
Israel	16.00	45.00
Italy	1.50	25.00
Ivory Coast	30.00	80.00
Japan	1.25	8.00
Jordan	30.00	80.00
Kazakhstan	30.00	80.00
Kenya	30.00	80.00
Korea	6.50	30.00
Kuwait	35.00	80.00
Latvia	20.00	65.00
Lebanon	30.00	80.00
Lithuania	25.00	65.00
Luxembourg	3.00	45.00
Malaysia	5.00	40.00
Malta	25.00	65.00
Mauritius	30.00	80.00
Mexico	5.00	35.00
Morocco	30.00	75.00
Namibia	30.00	80.00
Netherlands	1.50	25.00
New Zealand	1.50	25.00
Nigeria	30.00	55.00
Norway	1.50	20.00
Oman	30.00	80.00
Pakistan	30.00	75.00
Peru	25.00	60.00
Philippines	7.00	45.00
Poland	16.00	55.00
Portugal	3.00	30.00
Qatar	35.00	80.00
Romania	30.00	75.00
Russia	15.00	45.00
Singapore	4.00	40.00

Country of Settlement	Safekeeping & Administration	Transactions (Buys/Sells, Receive/Deliver Free)
	Basis Point Fee	Fee per STP Transaction
Slovak Republic	20.00	50.00
Slovenia	25.00	50.00
South Africa	4.00	35.00
Spain	1.50	25.00
Sri Lanka	20.00	65.00
Sweden	1.50	25.00
Switzerland	1.50	25.00
Taiwan	9.00	45.00
Thailand	9.00	35.00
Tunisia	35.00	65.00
Turkey	9.00	50.00
Ukraine	30.00	80.00
United Arab Emirates	30.00	80.00
United Kingdom	0.15	8.00
United States	0.06	2.50
Uruguay	30.00	65.00
Venezuela	25.00	75.00
Vietnam	25.00	65.00
Zambia	30.00	80.00
Zimbabwe	30.00	80.00

U.S. Transaction Fees	Fee per Transaction
Transactions - DTC	2.50
Transactions – Fed Book Entry	2.50
Transactions - Physical/Private Placement	20.00
Pledge - DTC	2.50
Pledge – Fed Book Entry	2.50
Futures/Options	3.00

U.S. Asset Servicing Transaction Fees	Fee per Transaction
Paydowns - Book Entry	5.00
Paydowns - Physical/Private Placement	5.00

Other Transaction Fees	Fee per Transaction
Checks	7.00
Wires-Incoming	0.00
Wires-Outgoing	3.50
Continuous Linked Settlement Transactions (per leg)	3.50
Interaccount Transfer - Securities (per side)	2.50
Interaccount Transfer - Cash (per side)	3.50

Other Transaction Fees	Fee per Transaction
Memo Posting *	5.00
Cancelled Trade (in addition to transaction charge)	At Market Rate
Amendments (in addition to transaction charge)	At Market Rate
Manual Instruction Surcharge (in addition to transaction charge) **	20.00
Electronic Non-STP Surcharge (in addition to transaction charge) ***	0.00
Manual Corporate Action Instruction	20.00

*	Memos: This fee is generated when assets that are not custodied or controlled by the Bank are posted to a Fund’s custody account. The fee includes memos that are posted for repo transactions. Other examples may include non-securitized assets that are requested by a Fund to be posted as an asset to the custody record, such as fund of fund positions, derivatives, bank loans or time deposits.
**	Manual Instruction Surcharge: This fee will be generated in addition to standard transaction charges for all faxed instructions sent to the Bank.
***	Electronic Non-STP Surcharge: This fee will be generated in addition to standard transaction charges for all instructions sent to the Bank that failed STP due to Customer’s instruction error.

Proxy Voting Services

Proxy Voting Fees	Fee per Transaction
Tier A Markets (see list below)	15.00
Tier B Markets (see list below)	35.00
Tier C Markets (see list below)	60.00

Proxy Voting Market Tiers

Tier A Markets
Australia	Jamaica	South Africa
Bahrain	Japan	South Korea
Bangladesh	Jordan	Spain
Bermuda	Kenya	Sri Lanka
Botswana	Malaysia	Taiwan
Canada	Malta	Thailand
Chile	Mauritius	Tunisia
China	Mexico	UAE - DFM
Colombia	New Zealand	UAE - ADX
Estonia	Oman	Ukraine
Ghana	New Zealand	United Kingdom
Hong Kong	Pakistan	United States*
India	Philippines	Venezuela
Indonesia	Russia	Vietnam
Ireland	Singapore
Israel	Slovak Republic

*	No charge if the Fund’s adviser or sub-adviser instructs ADP directly

Proxy Voting Market Tiers

Tier B Markets	Tier C Markets
Austria	Argentina	Turkey
Belgium	Brazil
Clearstream	Bulgaria	All Other
Croatia	Cyprus
Czech Republic	Denmark
Euroclear	Egypt
France	Finland
Germany	Iceland
Greece	Latvia
Hungary	Norway
Italy	Peru
Lebanon	Poland
Netherlands	Romania
Portugal	Slovenia
Saudi Arabia	Sweden
Serbia	Switzerland

Fund Accounting

*All Fees in: U.S. Dollar

Money Market Funds*

Asset Tier	Annual Fee (in bps)
Up to 250,000,000,000	0.13
Above 250,000,000,000	0.10

All Other Funds

Asset Tier	Annual Fee (in bps)
Up to 75,000,000,000	0.25
75,000,000,000 – 150,000,000,000	0.20
Above 150,000,000,000	0.15

Minimum Fee**	Annual Fee
Money Market Funds	15,000.00	Per Fund
All Other Funds	20,000.00	Per Fund

Flat Fee	Annual Fee
Fund of Funds***	15,000.00	Per Fund
Multi-Manager Funds	10,000.00	Per Manager
Fund Mergers****	1,500.00	Per Merger
Daily Money Market Fund NAV Calculations*****	15,000.00	Per Fund
Hourly Amortized Cost NAVs for Money Market Funds******	5,000.00	Per Fund

Additional Fees
Additional Share Classes	Annual Fee
First 3 Share Classes	no charge	Per Class
Additional Share Classes	2,000.00	Per Class
Exchange Traded Derivative (ETD) Servicing Fee	8.00	Per Transaction
Bank Loan Transaction Fee	20.00	Per Transaction
Bank Loan Servicing Fee	0.40	Asset Based Fee in bp

*	A cap on Fund Accounting fees for the Money Market Funds will be set at $1 Million per annum. When a Money Market Fund reaches the fee cap, fees on additional share classes will also be waived.
**	Fund minimums will apply only for Funds that have commenced operations. Start up Funds will be charged at a rate of 50% of the Fund Accounting fees for a period of 6 months after commencement of operations.
***	This flat fee applies to Fund of Funds investing in J.P. Morgan Funds only. For any long term funds investing only in other Funds as part of the overall investment strategy or for Funds of Funds investing in outside funds, the tiered pricing for All Other Funds would apply.
****	In the event a fund merger occurs, the additional above quoted fee will apply.
*****	As described in more detail on Schedule E, this fee is applied to each Money Market Fund which has requested to receive daily NAV calculations using market prices, including automated delivery of daily NAV calculations to the TFR platform. Each Money Market Fund will pay an additional flat fee of $15,000 for this additional service, which is not subject to the Fund minimum or Fund cap due to the additional expense and work provided by the Bank.
******	As described in more detail on Schedule E, this fee is applied to each Money Market Fund. Each Money Market Fund will pay an additional flat fee of $5,000 for this service, which is not subject to the Fund minimum or Fund cap due to the additional expense and work provided by the Bank.

Global Derivatives Services

*All Fees in: U.S. Dollar

Service	Description	Fee
	Transaction (STP) Set up fee - per trade	25.00
	Amendment (STP) fees - per trade	25.00
Event Charges	Transaction (Non- STP) Set up fee - per trade	150.00
	Amendment (Non-STP) fees - per trade	150.00
Daily Lifecycle Management		$0.40 per contract per day
	Clearing House Pricing CDI	2.00
	Cleared House Pricing IRS	2.00
Valuation	Third Party Vendor Sourced Pricing (excludes vendor cost)	3.00
	Independent Bilateral – Vanilla	3.00
	Independent Bilateral – Moderate	3.80
	Independent Bilateral – Complex	5.30

Out-of-pocket and Direct Pass Through Expenses

Recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following*:

•	Custody. Registration/transfer fees will be a pass-through when incurred by Bank. Stamp taxes/duties/script fees will be a pass-through when incurred by Bank. Other pass-through fees include:

•	Account opening fees in the local market(s)

•	Local administrator, legal counsel and tax consultant fees as required

•	Local crossing, transaction, registration and/or depository fees

•	Transportation costs for shipment of physical securities and/or script

•	Translation services, travel and accommodation expenses, legal fee and personal attendance expenses, as required

•

Information, Benchmarking and other Data Licensed Services. These charges include payments to service providers such as Xpedite, Lipper Lana. These charges also include payments to vendors such as Automated Business Development.

•	Archives. Archive charges to include storage, transportation, and recalls of archive boxes.

•	Printing/Copying. These charges include expenses associated with printing copying and fax support.

*	Additional fee categories may be added in response to future developments, e.g., when new regulations are enacted that result in additional expense to comply with those regulations.

Fee Terms and Conditions

Bank’s fees shall remain in place for a period of 3 years from December 1, 2013.

Bank reserves the right to renegotiate its fee schedule at any time, should the Customer’s actual investment portfolio and/or trading activity differ significantly from the assumptions used to develop our fee proposal. In addition, Customer is permitted at any time to discontinue the use of Global Derivative Services for certain derivatives provided Customer has provided Bank with 30 days’ prior notice. The fee schedule may also be amended by mutual agreement of the parties if the Customer’s service requirements change; each party agrees to negotiate, diligently and in good faith, to agree upon new fees for such service requirement changes. Related to Fund Accounting services, bond broker quotes are currently included in the overall Fund Accounting fees. Should there be a significant increase in the use of bond broker quotes, Bank and the Customer agree to revisit this arrangement.

Fees for additional service(s) and/or market(s) added at the request of the Customer while this fee schedule is in effect will be assessed at Bank’s standard price(s), unless an alternative pricing arrangement is agreed upon in advance by the Customer and Bank.

Bank requires invoices to be paid in U.S. Dollars, unless Bank and the Customer have agreed upon alternative payment arrangements in advance of remittance.

Basis point fee(s), if applicable, will be calculated at the end of the monthly billing period using asset values derived by Bank from data provided by its selected pricing sources. In the event that Bank must rely on the Customer or a portfolio manager or other party(ies) selected by the Customer to provide valuation(s) for the purpose of calculating basis point fee(s), Bank must receive such valuations no later than 30 days after the end of the billing period in a format deemed acceptable by Bank. In the event that Bank does not receive valuations by the required date, Bank will render an invoice using the most recent valuation(s) received for the respective investment(s)/account(s).

Bank will present invoices monthly in arrears, with payment expected via appropriate billing arrangement, unless an alternative billing arrangement is negotiated between the Customer and Bank. All annual fees, including basis point fees, will be pro-rated based on the number of months included in the billing period.

Transaction charges, if applicable, are applied to all securities transactions (including receives/delivers vs. payment and free, securities loans, repurchase agreements, redemptions and corporate actions) effected during the billing period. It is assumed that a Customer and its investment adviser will instruct the Bank of trades and other account activity in a mutually agreed electronic format that enables straight-through processing (STP), using the Bank’s proprietary systems, SWIFT messages, direct electronic transmissions or other means deemed acceptable by the Bank. Transaction instructions that require manual input will incur a surcharge.

Any customized technology projects required to meet the Customer specific requirements, such as non-standard reporting requirements, system interfaces or enhancements, will be billed to the Customer based on the time and materials required to design, develop, test and deliver the project, unless an alternative arrangement is negotiated between the Customer and Bank.